HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The final numbers will be found in the prospectus supplement. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number Of Loans: 152

Total Outstanding Loan Balance ($): 21,747,809

Total Expected Collateral Balance ($); 550,000,100

Total Expected Collateral Balance - Selection ($): 21,267,350

Average Loan Current Balance ($): 143,078

:

Weighted Average Original LTV (%) *: 78.8

Weighted Average Coupon (%): 8.41

Arm Weighted Average Coupon (%): 8.31

Fixed Weighted Average Coupon (%): 8.68

Weighted Average Margin (%): 6.21

Weighted Average FICO (Non-Zero): 637

Weighted Average Age (Months): 3

:

% First Liens: 99.9

% Second Liens: 0.1

% Arms: 72.5

% Fixed: 27.5

% Interest Only: 1.2

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	1	277,794	1.3	5.54	80.0	670
6.01 - 6.50	2	781,534	3.6	6.31	70.1	634
6.51 - 7.00	7	1,692,638	7.8	6.89	66.2	624
7.01 - 7.50	11	1,961,988	9.0	7.37	78.1	644
7.51 - 8.00	27	3,649,720	16.8	7.87	81.3	643
8.01 - 8.50	27	4,569,403	21.0	8.27	80.3	662
8.51 - 9.00	24	3,265,251	15.0	8.83	84.0	641
9,01 - 9.50	21	2,014,958	9.3	9.36	76.5	616
9.51 - 10.00	17	1,545,012	7.1	9.83	82,7	612
10.01 - 10.50	10	1,306,484	6.0	10.26	77.2	610
10.51 - 11.00	3	504,153	2.3	10.83	70.9	570
11.51- 12.00	1	79,931	0.4	12.00	76.8	600
12.01 >=	1	98,944	0.5	12.05	90.0	681
Total:	152	21,747,809	100.0	8.41	78.8	637
Max: 12.05
Min: 5.54
Wgt Avg: 8.41

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
501 - 525	1	170,022	0.8	9.99	75.0	502
526 - 550	6	1,081,935	5.0	8.53	69.8	538
551 - 575	9	979,897	4.5	8.67	49.8	564
576 - 600	23	2,766,215	12.7	8.77	72.1	588
601 - 625	26	3,900,183	17.9	8.68	80.4	613
626 - 650	32	4,572,933	21.0	8.56	81.7	639
651 - 675	23	3,707,752	17.0	7.78	83.2	664
676 - 700	21	3,056,960	14.1	8.10	84.2	687
701 - 725	3	657,232	3.0	8.51	75.6	716
726 - 750	1	59,322	0.3	8.15	90.0	727
751 - 775.	6	715,111	3.3	8.22	86.7	766
776 - 800	1	80,248	0.4	9.63	85.0	776
Total:	152	21,747,809	100.0	8.41	78.8	637
Max: 776
Min: 502
Wgt Avg: 637

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50,000	3	129,862	0.6	8.96	68.9	610
50,001 - 100,000	59	4,275,367	19.7	9.17	80.5	632
100,001 - 150,000	34	4,301,771	19.8	8.43	78.9	634
150,001 - 200,000	27	4,735,157	21.8	8.51	80.2	637
200,001 - 250,000	10	2,244,389	10.3	8.39	75.0	630
250,001 - 300,000	9	2,424,175	11.1	8.27	78.5	647
300,001 - 350,000	4	1,289,096	5.9	7.91	73.6	639
350,001 - 400,000	5	1,830,461	8.4	7.50	80.8	653
500,001 - 550,000	1	517,531	2.4	6.30	76.5	615
Total:	152	21,747,809	100.0	8.41	78.8	637
Max: 517,530.91
Min: 29,961.84
Wgt Avg: 143,077.69

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50.0	6	767,931	3.5	8.65	36.4	589
50.1 - 55.0	3	286,991	1.3	8.31	53.2	598
55.1 - 60.0	7	1,261,626	5.8	7.25	57.5	625
60.1 - 65.0	6	700,140	3.2	9.38	64.7	576
65.1 - 70.0	6	981,325	4.5	7.68	69.3	573
70.1 - 75.0	18	3,290,368	15.1	8.44	74.7	631
75.1 - 80.0	30	4,942,801	22.7	8.30	79.1	636
80.1 - 85.0	15	1,924,890	8.9	8.39	84.6	658
85.1 - 90.0	58	7,225,645	33.2	8.63	90.0	654
90.1 - 95.0	3	366,092	1.7	9.28	95.0	685
Total:	152	21,747,809	100.0	8.41	78.8	637
Max: 95.0
Min: 21.7
Wgt Avg: 78.8

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	54	9,176,016	42.2	8.40	79.8	647
1.00	6	910,115	4.2	8.82	61.3	629
2.00	52	7,252,356	33.3	8.39	80.7	628
3.00	40	4,409,322	20.3	8.40	77.2	630
Total:	152	21,747,809	100.0	8.41	78.8	637

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	108	14,353,125	66.0	8.27	81.2	633
Reduced	25	4,137,251	19.0	8.82	72.1	644
Stated income / Stated Assets	18	2,993,431	13.8	8.72	78.4	640
No Income / No Assets	1	264,003	1.2	6.34	57.6	672
Total:	152	21,747,809	100.0	8.41	78.8	637

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Investor	152	21,747,809	100.0	8.41	78.8	637
Total:	152	21,747,809	100.0	8.41	78.8	637

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	12	3,127,686	14.4	7.68	71.3	632
Florida	17	2,601,021	12.0	9.04	80.1	636
Illinois	11	1,908,173	8.8	8.48	78.6	652
New Jersey	7	1,759,649	8.1	7.39	76.6	641
Maryland	9	1,470,192	6.8	8.20	74.9	619
Georgia	14	1,425,287	6.6	8.63	87.1	651
Ohio	12	1,030,935	4.7	9.05	827	613
Pennsylvania	9	802,054	3.7	8.59	76.7	667
Nevada	4	799,927	3.7	7.65	68.5	621
Virginia	5	678,350	3.1	9.55	86.7	642
Tennessee	5	671,934	3.1	8.44	90.0	666
New York	2	658,860	3.0	7.76	67.6	661
Arizona	4	559,574	2.6	8.24	79.3	618
North Carolina	6	548,323	2.5	9.25	89.1	622
Indiana	7	518,002.	2.4	8.66	88.1	665
Other	28	3,187,844	14.7	8.83	81.2	625
Total:	152	21,747,809	100.0	8.41	78.8	637

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	58	7,123,580	32.8	8.77	81.8	647
Refinance - Rate-Term	13	1,679,307	7.7	7.99	78.8	641
Refinance - Cashout	81	12,944,922	59.5	8.28	76.6	630
Total:	152	21,747,809	100.0	8.41	78.8	637

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	61	8,411,892	38.7	8.26	78.1	634
Arm 2/28 - Balloon 40/30	23	4,239,694	19.5	8.50	80.1	641
Arm 2/28 - Balloon 50/30	1	233,926	1.1	8.50	90.0	658
Arm 3/27	16	2,186,712	10.1	8.28	79.4	620
Arm 5/25	2	391,290	1.8	7.89	86.1	654
Arm 5/25 - Balloon 40/30	2	311,019	1.4	7.82	90.0	683
Fixed Balloon 30/15	1	29,962	0.1	10.24	90.0	665
Fixed Balloon 40/30	4	466,315	2.1	9.24	85.6	644
Fixed Balloon 50/30	1	368,887	1.7	7.50	90.0	653
Fixed Rate	41	5,108,112	23.5	8.70	75.4	637
Total:	152	21,747,809	100.0	8.41	78.8	637

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	97	12,755,757	58.7	8.38	78.2	636
2 Family	20	3,347,602	15.4	8.62	81.0	622
3-4 Family	16	3,190,141	14.7	836	73.9	642
Condo	8	1,265,233	5.8	8.50	82.7	647
PUD	11	1,189,076	5.5	8.25	88.0	656
Total:	152	21,747,809	100.0	8.41	78.8	637

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 - 4.00	2	767,006	4.9	7.26	58.7	602
4.01 - 4.50	1	348,488	2.2	6.79	58.3	691
4.51 - 5.00	7	1,155,639	7.3	7.32	75.0	649
5.01 - 5.50	7	1,293,845	8.2	7.73	76.6	605
5.51 - 6.00	25	3,138,988	19.9	7.98	84.0	643
6.01 - 6.50	15	2,462,388	15.6	8.60	79.5	630
6.51 - 7.00	31	4,779,620	30.3	8.71	79.8	636
7.01 - 7.50	7	620,480	3.9	9.32	88.7	674
7.51 - 8.00	9	1,093,419	6.9	9.10	87.2	648
9.01 >=	1	114,660	0.7	10.38	90.0	536
Total:	105	15,774,533	100.0	8.31	79.4	636
Max. 9.38
Min. 3.88
Wgt Avg. 6.21

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 – 3	1	372,178	2.4	6.99	70.0	542
13 - 15	1	80,587	0.5	9.50	90.0	537
16 - 18	1	182,494	1.2	9.50	90.0	605
19 - 21	47	6,915,329	43.8	8.35	78.0	635
22 - 24	35	5,334,924	33.8	83.7	80.3	649
25 - 27	1	114,660	0.7	10.38	90.0	536
31 - 33	4	452,889	2.9	8.76	91.6	663
34 - 36	11	1,619,164	103	7.99	75.2	614
37>=	4	702,309	4.5	7.86	87.8	667
Total:	105	15,774,533	100.0	8.31	79.4	636
Max: 57 Min: 2 Wgt Avg: 24

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
11.51 - 12.00	1	277,794	1.8	5.54	80.0	670
12.01 - 12.50	1	517,531	3.3	6.30	76.5	615
12.51 - 13.00	4	734,165	4.7	6.84	55.7	637
13.01 - 13.50	8	1,267,614	8.0	7.32	76.5	647
13.51 - 14.00	24	3,432,067	21.8	7.77	81.4	631
14.01 - 14.50	21	3,727,591	23.6	8.28	81.4	658
14.51 - 15.00	16	2,333,671	14.8	8.90	84.6	636
15.01 - 15.50	15	1,592,344	10.1	9.35	75.4	615
15.51 – 16.00	8	912,720	5.8	9.41	85.3	648
16.01 - 16.50	3	534,924	3.4	10.25	80.5	604
16.51- 17.00	1	83,900	0.5	10.59	56.0	563
17.01 - 17.50	1	114,660	0.7	10.38	90.0	536
17.51 - 18.00	1	165,623	1.0	10.70	65.0	526
18.01 >=	1	79,931	0.5	12.00	76.8	600
Total:	105	15,774,533	100.0	8.31	79.4	636
Max: 19.00
Min: 11.54
Wgt Avg: 14.38

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	1	185,559	1.2	8.88	78.3	624
5.51 - 6.00	2	329,604	2.1	5.91	78.9	661
6.01 - 6.50	2	712,413	4.5	6.90	76.1	641
6.51 - 7.00	14	1,904,503	12.1	7.97	70.4	605
7.01 - 7.50	8	1,267,614	8.0	7.32	76.5	647
7.51 - 8.00	22	3,00,8,079	19.1	7.86	82.9	642
8.01 - 8.50	20	3,532,709	22.4	8.26	81.8	656
8.51 - 9.00	14	2,204,632	14.0	8.85	84.4	643
9.01.- 9.50	11	1,247,199	7.9	9.32	72.1	619
9.51 - 10.00	5	486,933	3.1	9.85	88.4	645
10.01- 10.50	3	561,833	3.6	10.25	84.9	594
10.51-11.00	2	249,523	1.6	10.66	62.0	538
11.51 >=	1	79,931	0.5	12.00	76.8	600
Total:	105	15,774,533	100.0	8.31	79.4	636
Max: 12.00
Min: 5.50
Wgt Avg: 8.11

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	14	1,721,274	10.9	8.28	82.3	642
1.50	2	452,108	2.9	7.88	71.2	552
2.00	8	1,195,508	7.6	7.86	74.5	605
3.00	81	12,405,643	78.6	8.38	79.8	641
Total:	105	15,774,533	100.0	8.31	79.4	636
Wgt Avg: 2.66

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	103	15,322,425	97.1	8.33	79.7	638
1.50	2	452,108	2.9	7.88	71.2	552
Total:	105	15,774,533	100.0	8.31	79.4	636
Wgt Avg: 1.01

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	150	21,484,109	98.8	8.43	78.7	636
60	2	263,700	1.2	7.41	90.0	711
Total:	152	21,747,809	100.0	8.41	78.8	637